Exhibit 99.1

Applied Minerals Reports Third Quarter 2016 Financial Results

NEW YORK, NY - November 14, 2016 - Applied Minerals, Inc. (the "Company" or "Applied Minerals"), a leading global producer of DRAGONITE™ halloysite clay and AMIRON™ advanced natural iron oxides, has reported its financial results for the three and nine months ended September 30, 2016.

Financial Highlights

●	Q3 2016 revenue of $1.0 million compared to $0.04 million in Q3 2015

●	YTD revenue of $3.1 million compared to $0.3 million for same period in 2015

●	Cash used in operating activities during Q3 2016 was $0.4 million compared to $2.0 million for same period in 2015

Select Financial Results – Three Months Ended September 30, 2016

During the third quarter of 2016, the Company generated revenue of approximately $1.0 million, an increase of $0.9 million when compared to the third quarter of 2015. This increase was driven primarily by $0.9 million of sales of AMIRON™ iron oxide as part of a $5.0 million take-or-pay supply agreement entered into on November 2, 2015. Also contributing to revenue during the quarter were sales of DRAGONITE for use in specialty zeolite and molecular sieve applications.

The Company incurred an operating loss of $1.2 million for the three months ended September 30, 2016, a significant improvement when compared to the operating loss of $2.4 million in the third quarter of 2015. This improvement was driven by the increase in revenue as well as a decrease of $0.3 million in total operating expense when compared to the third quarter of 2015.

Cash used in operating activities for the three months ended September 30, 2016 was $0.4 million compared to $2.0 million during the comparable period in 2015, a reduction of $1.6 million.

Further details regarding the Company’s financial results for the three and nine months ended September 30, 2016 may be obtained from its Form 10-Q filed with the SEC on November 14, 2016.

Business Highlights

During the quarter the Company continued to focus on the commercialization of a number of applications within the areas of molecular sieves, catalysts, cement additives and coatings for DRAGONITE and pigments for AMIRON. The Company’s distribution partners continue to aggressively introduce Applied Minerals’ products to their customers. Additionally, the Company continues its efforts to find strategic partners to penetrate other key markets for its DRAGONITE and AMIRON products.

Below is a list of key commercial pipeline opportunities that were developed during the quarter where DRAGONITE has been validated in a pilot or production scale-up trial. These opportunities may commercialize during 2017.

●	The completion of a successful commercial plant trial with a customer for the utilization of DRAGONITE in a specialty molecular sieve application;

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The successful pilot evaluation of DRAGONITE by a leading global manufacturer of catalysts and molecular sieves for use in a petroleum refining application. The same customer also completed a successful pilot trial of DRAGONITE for use in a specialty molecular sieve application;

●	The successful completion of a pilot trial of DRAGONITE by a leading manufacturer of high temperature thermal insulation products for use as a flame retardant;

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The successful completion of a pilot trial conducted by a Fortune 500 building products manufacturer which validated that DRAGONITE reduced the cycle time of an injection molded HDPE product by approximately 33%; and

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A successful evaluation of DRAGONITE conducted by a European distributor of flame retardants for use as a synergist with aluminum trihydrate (ATH). This distributor is currently marketing a product, comprised of DRAGONITE and ATH, to wire and cable manufacturers.

About Applied Minerals

Applied Minerals, Inc. is the leading producer of halloysite clay and advanced natural iron oxide solutions from its wholly owned Dragon Mine property in Utah. Halloysite is aluminosilicate clay that forms naturally occurring nanotubes. In addition to serving the traditional halloysite markets for use in technical ceramics and catalytic applications, the Company has developed niche applications that benefit from the tubular morphology of its halloysite. These applications include carriers of active ingredients in paints, coatings and building materials, environmental remediation, agricultural applications and high-performance additives & fillers for plastic composites. Applied Minerals markets its halloysite products under the DRAGONITE™ trade name.

From its Dragon Mine property, the Company also produces a range of ultra-pure natural iron oxides consisting of hematite and goethite. Combining ultra-high purity and consistent quality, the inherent properties of the iron oxide from the Dragon Mine allow for a wide range of end uses in pigment and technical applications. Applied Minerals markets its comprehensive line of advanced natural iron oxide pigments under the AMIRON™ trade name. Additional information on the Company can be found at www.appliedminerals.com and www.AMIRONoxides.com.

Safe Harbor Statements

The following are safe harbor statements under the Private Securities Litigation Reform Act of 1995 for Applied Minerals, Inc. Some statements contained or implied in this news release may be considered forward-looking statements, which by their nature are uncertain. Consequently, actual results could materially differ. For more detailed information concerning how risks and uncertainties could affect the Company's financial results, please refer to Applied Minerals' most recent filings with the SEC. The Company assumes no obligation to update any forward-looking information.

Investor Relations Contact:

MZ North America

Greg Falesnik

Managing Director

1-949-385-6449
greg.falesnik@mzgroup.us
www.mzgroup.us